Exhibit 8.1

Principal Subsidiaries of ECARX Holdings Inc.

Subsidiaries	Jurisdiction of Incorporation
ECARX Group Limited	British Virgin Islands
Future Magic Capital Limited	British Virgin Islands
Ecarx&Co. Limited	Cayman Islands
Mobile & Magic Limited	Hong Kong
ECARX Technology Limited	Hong Kong
ECARX Limited	United Kingdom
ECARX Europe AB	Sweden
ECARX (Wuhan) Technology Co., Ltd.	PRC
ECARX (Hubei) Tech Co., Ltd.	PRC
ECARX (Shanghai) Technology Co., Ltd.	PRC
ECARX (Shanghai) Tech Co., Ltd.	PRC
ECARX (Beijing) Technology Co., Ltd.	PRC
ECARX (Shanghai) Smart Tech Co., Ltd.	PRC